Exhibit (a)(5)(J)

MINERALS TECHNOLOGIES COMPLETES ACQUISITION OF AMCOL INTERNATIONAL

NEW YORK, NY –May 9, 2014–Minerals Technologies Inc. (NYSE: MTX) today announced the completion of its acquisition of AMCOL International Corporation (NYSE: ACO). Following the completion of its successful tender offer to purchase all outstanding AMCOL shares for $45.75 per share in cash, Minerals Technologies Inc. (MTI) acquired all remaining AMCOL shares through a merger under Section 251(h) of the General Corporation Law of the State of Delaware.

At the effective time of the merger, all remaining shares of AMCOL common stock not tendered into the tender offer and not owned by MTI were converted into the right to receive $45.75 in cash, which is the same price that was paid in the tender offer. As a result of the transaction, AMCOL has become a wholly owned subsidiary of MTI.

“Our combined company is now a more diversified, global leader in industrial minerals with strong market positions in both bentonite and precipitated calcium carbonate. We are competitively poised for further growth in our current markets and through new product innovation for our valued customers,” said Joseph C. Muscari, chairman and chief executive officer of Minerals Technologies. “We look forward to working with management and employees as we focus on a seamless integration.”

Cravath, Swaine & Moore LLP is acting as legal counsel to Minerals Technologies and Lazard is acting as its financial advisor. J.P. Morgan is also acting as a financial advisor.

About Minerals Technologies

New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.02 billion in 2013.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,”

“plans,” “anticipates,” “expects,” “estimates,” “will,” and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2013 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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